Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Alpine Immune Sciences, Inc. for the registration of common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and units and to the incorporation by reference therein of our report dated March 30, 2020, with respect to the consolidated financial statements of Alpine Immune Sciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
July 8, 2020